Exhibit 10.1
LEUCADIA NATIONAL CORPORATION  520 Madison Avenue/New York, New York  10022

July 2, 2014

Teresa S. Gendron
2108 Tyson’s Executive Court
Dunn Loring, VA 22027

Dear Teri:

Leucadia National Corporation (“Leucadia”) is pleased to offer you a position as its Chief Financial Officer at our New York office under the terms and conditions described in this agreement (“Agreement”).  Your employment with Leucadia will commence at a mutually agreeable time, on or before September 1, 2014 (“Start Date”).

I.            COMPENSATION

A.            You will receive a salary at the annualized rate of $500,000, payable in accordance with Leucadia's payroll practices.  You are also eligible to be considered for a discretionary bonus.

B.            Signing Bonus.

1.    If you are an employee of Leucadia for at least ten (10) business days after your Start Date, you will receive a signing cash bonus of $600,000 (“Signing Bonus”) no later than that tenth day that will be subject to a service period.  If Leucadia terminates your employment for Cause (as defined in Section III) prior to Leucadia paying the Signing Bonus, you shall not be eligible to receive the Signing Bonus.
2.    If, during the periods set out below, you give notice of your intent to resign or if Leucadia terminates your employment for Cause, you must repay the gross, before-tax amount of the Signing Bonus in accordance with the schedule below within ten (10) business days of your termination date.

3.    Notwithstanding the above, if Leucadia terminates your employment without Cause, provided you sign (and do not revoke, if applicable) a separation agreement including a release in the form requested by Leucadia, Leucadia will pay you the Signing Bonus if not already paid to you and, if paid to you, you will not be required to repay any portion of the Signing Bonus.

On or prior to the first anniversary of the Start Date	$600,000
After the first anniversary of the Start Date and on or prior to the second anniversary of the Start Date	$400,000
After the second anniversary of the Start Date and on or prior to the third anniversary of the Start Date	$200,000
After the third anniversary of the Start Date	Zero

C.            2014 Bonus.   For fiscal year 2014, you will receive a guaranteed bonus of $500,000 (“2014 Bonus”) in cash, payable at the time annual bonuses are paid to similarly situated employees, if you are an employee on the payment date.  If Leucadia terminates your employment without Cause (as defined in Section III) prior to paying the 2014 Bonus, Leucadia shall pay it to you in cash on the effective date of such termination the outstanding unpaid portion of the bonus payments, provided that you sign (and do not revoke, if applicable) a separation agreement including a release in the form requested by Leucadia.

D.            2015 Bonus.   For fiscal year 2015, you will receive a guaranteed bonus of $750,000 (“2015 Bonus”) in cash, payable at the time annual bonuses are paid to similarly situated employees, if you are an employee on the payment date.  If Leucadia terminates your employment without Cause (as defined in Section III) prior to paying the 2015 Bonus, Leucadia shall pay it to you in cash on the effective date of such termination the outstanding unpaid portion of the bonus payments, provided that you sign (and do not revoke, if applicable) a separation agreement including a release in the form requested by Leucadia.

E.            Relocation Assistance.   To assist with your relocation from Virginia to the New York area, you will receive relocation benefits up to $100,000 (the “Relocation Package”), which is subject to the policies and practices in effect for such assistance.

F.            Reimbursement For Loss Incurred In Connection With The Sale Of Your Home.   To assist you with your relocation, Leucadia will indemnify your for any loss you incur in connection with the sale of your newly purchased home in Virginia (the “Home”).  If the price at which you sell the Home is less than the price at which you purchased it, Leucadia will reimburse you for any loss (the “Home Reimbursement”) subject to your providing documentation (in a form acceptable to Leucadia) evidencing the loss.  The Home Reimbursement shall include the reasonable fees or other costs associated with a real-estate agent retained to sell the Home.  If you give notice of your intent to resign or Leucadia terminates your employment for Cause on or prior to the first anniversary of the Start Date, you must immediately repay the gross, before-tax amount of the Home Reimbursement to Leucadia within ten (10) business days of your termination date.  If Leucadia terminates your employment without Cause, provided you sign (and do not revoke, if applicable) a separation agreement including a release in the form requested by Leucadia, Leucadia will pay you the Home Reimbursement, if not already paid to you and, if paid to you, you will not be required to repay any portion of the Home Reimbursement

On or prior to the first anniversary of the Home Reimbursement payment date	100%
After the first anniversary of the Home Reimbursement payment date and on or prior to the second anniversary thereof	66%
After the second anniversary of the Home Reimbursement payment date and on or prior to the third anniversary thereof	33%
After the third anniversary of the Home Reimbursement payment date	Zero

G.            Benefits.  You will be entitled to receive a benefits package commensurate with that offered to similarly situated employees.

H.            Statutory and Other Deductions. Any salary, bonuses, stock grants and/or other compensation described in this Agreement will be subject to all applicable statutory deductions and other withholdings.

II.            STOCK GRANT

A.            You will receive $750,000 worth of Leucadia restricted stock (“Restricted Shares”) within ten (10) business days of your Start Date.  The number of Restricted Shares you are  granted will be based on the closing price of Leucadia common stock on the grant date.  The grant of Restricted Shares is subject to the execution of an agreement governing the grant, in such form as is requested by Leucadia.

B.            Provided that you remain in the employ of Leucadia on the grant date and each of the vesting dates, the Restricted Shares will vest at 33.33% on each anniversary of the date of grant.  However, if you resign or are terminated by Leucadia for Cause prior to the last vesting date, the Restricted Shares that have not yet vested will be immediately forfeited.

C.            Notwithstanding the above, if Leucadia terminates your employment without Cause, the Restricted Shares that remain unvested as of the date your employment terminates will not be forfeited but will continue to vest provided: (i) you comply with all of the requirements for continued vesting and any continuing employee obligations (as set forth in the agreement governing the grant of the Restricted Shares) prior to the last vesting date; and (ii) you sign (and do not revoke, if applicable) a separation agreement including a release in the form requested by Leucadia.

III.            TERMINATION

A.            Notice Period.  During your employment either party may terminate this Agreement.  You are required to provide Leucadia with six (6) months’ written notice of your intention to terminate your employment (the “Notice Period”); provided, however, that, if both Rich Handler and Brian Friedman are no longer the senior-most executives of Leucadia, the Notice Period shall be three (3) months’ written notice.  For the avoidance of doubt, as long as one of either Rich Handler or Brian Friedman is a Leucadia executive, the Notice Period will continue to be six (6) months’ written notice.  During the Notice Period, you will continue to receive your salary payments at the rate then in effect, but not any bonus, at the regular payroll dates, your fiduciary duties and your obligations to Leucadia as an employee of Leucadia will continue, and you will cooperate in the transition of your responsibilities.  Leucadia shall have the right, in its sole discretion, to direct that you no longer come in to the office during the Notice Period or to shorten the Notice Period.  In determining whether to exercise this right, Leucadia will act solely in its own best interests, and under no circumstances will it take into consideration any request by you that Leucadia directs you to cease coming into the office or shorten the Notice Period

B.            Employment-At-Will.  Your employment with Leucadia is “at will,” and Leucadia may terminate your employment at any time, with or without Cause or notice.  You may voluntarily terminate your employment subject to applicable notice periods.

C.            Cause.  Leucadia in its sole discretion may terminate your employment for “Cause,” which shall mean your: (a) material breach of  any  written agreement between you and Leucadia; (b) material violation of any policy or procedure of Leucadia, that could result in harm to Leucadia, its reputation or employees; (c) violation of any Leucadia policy against discrimination or harassment; (d) violation of any federal, state, local, or foreign securities law, rule, or regulation; (e) arrest for, conviction of, or plea of guilty or nolo contendere to, a crime that could reasonably be expected to result in material and manifest harm to Leucadia, its reputation, or employees, and which Leucadia brings to your attention in writing not more than 30-days from the date of its discovery by Leucadia specifying in detail the nature of such matter; (f) engaging in criminal, illegal, dishonest, immoral, or unethical conduct related to your employment at Leucadia and that results in material and manifest harm to Leucadia, its reputation, or employees, and which Leucadia brings to your attention in writing not more than 30-days from the date of its discovery by Leucadia and specifying in detail the nature of such act; (g) failure to obtain or maintain any registration, license, or other authorization or approval reasonably required by Leucadia after receiving written notice from Leucadia and failing to cure such failure within 30-days after receiving such written notice; (h) engaging in any act constituting a breach of fiduciary duty, gross negligence, or willful misconduct in connection with your employment and failing to cure such act within 30-days after receipt of written notice from the Company specifying in detail the nature of such act; or (i) refusal or failure to comply with any of the reasonable directions of or procedures established by the Board of Directors of Leucadia or your supervisor (unless such directions would result in the commission of an act that is illegal or unethical) after receiving written notice of such refusal or failure and failing to cure such failure within 30-days after receiving such written notice.

An act, or failure to act, by you shall not be deemed “willful” for purposes of this paragraph III.D. if done or omitted to be done by you (a) upon the advice of counsel for the Leucadia, and (b) based upon the direction or instruction of the Leucadia Board or the President or CEO of Leucadia.

D.            You set over and assign to Leucadia all of your right, title, and interest in and to: a) all discretionary amounts Leucadia owes you or otherwise might have awarded to you at the time your employment terminates; b) sums or assets in which you have a direct interest that are held in a brokerage account at Leucadia or in an investment fund for which Leucadia or its affiliates serve as a sponsor manager; or c) deferrals of compensation under any Leucadia deferred compensation plan.  Such assignment shall be up to an amount equal to the sum of any amounts owed by you to Leucadia, including, without limitation, any unvested portions of the Signing Bonus or Home Reimbursement.   This set-over and assignment shall be effective only at such time(s), in such amounts, and otherwise to the extent as may be permitted without tax penalties to you under Section 409A of the Internal Revenue Code. You acknowledge such set-overs and assignments are for your benefit and therefore authorize Leucadia to the extent permitted by law to deduct the amount of such set-overs and assignments from Leucadia’s payments to you, and to apply them in payment of the amount due and owing to Leucadia.  Leucadia’s right to set over is in addition to its rights and remedies to the repayment of any such amounts due and owing to Leucadia.

E.            You will pay all costs associated with the collection by Leucadia of any amounts owed by you under this Agreement, including reasonable attorneys’ fees.  You will not assert any defenses, rights of set-off, or counterclaims as a reason for not fully repaying any amounts due under this Agreement.

F.            Each amount or benefit payable under this Agreement shall be deemed a separate payment for purposes of Internal Revenue Code Section 409A (“409A”).  You understand and agree that Leucadia does not make any representation and is not providing any advice regarding the taxation of the payments hereunder, including, but not limited to taxes, interest, and penalties under 409A and similar liabilities under state tax laws.  No indemnification or gross-up is payable under this Agreement with respect to any such tax, interest, penalty or similar liability, and no interest is payable on any payment or benefit which is subject to a six (6) month delay hereunder.   The parties hereto believe that no items of compensation other than electively deferred compensation under any deferred compensation plan are “deferrals of compensation” under 409A.  Any terms relating to those items of compensation, including any authority of Leucadia and your rights with respect thereto, shall be limited to those terms permitted under 409A, and any terms not permitted under 409A shall be modified and limited to the extent necessary to conform with 409A to the maximum extent possible.

IV.            OTHER IMPORTANT PROVISIONS

A.            Your employment will continue to be subject to Leucadia’s policies and procedures, all of which may be amended from time to time.   As a condition of your continued employment, you must review and comply with all of Leucadia’s policies, including, without limitation, the policies regarding notice periods, non-competition, non-solicitation, confidential information, and intellectual property.

B.            This Agreement constitutes the entire agreement between you and Leucadia with respect to the subject matters in this Agreement, and supersedes all prior or contemporaneous negotiations, promises, agreements and representations, all of which have become merged and integrated into this Agreement.  The provisions in this Agreement are severable.  Any provisions in this Agreement held to be unenforceable or invalid in any jurisdiction shall not affect the enforceability the remaining provisions.  In addition, any provision of this Agreement held to be excessively broad as to degree, duration, geographical scope, activity or subject, shall be construed by limiting and reducing it to be enforceable to the extent compatible with the applicable law.  Leucadia reserves the right to amend the terms of this Agreement relating to fixed and/or variable compensation as it considers necessary to comply with legal or regulatory obligations in force from time to time.

C.            This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to its principles or rules of conflicts of laws, to the extent that such principles or rules would require or permit the application of the law of another jurisdiction.  You hereby consent to the personal jurisdiction of the state and federal courts sitting in the City and State of New York with respect to matters related to your employment or this Agreement, and agree that any action with respect thereto shall be brought in such courts.

D.            Leucadia’s rights under this Agreement shall inure to the benefit of Leucadia’s successors and assigns.  This Agreement is not assignable by you.

E.            You will be designated as a named insured on any directors’ and officers’ liability insurance Leucadia may have.  To the extent permitted by law and Leucadia’s certificate of incorporation and bylaws, Leucadia will indemnify you against any actual or threatened action, suit or proceeding against you, whether civil, criminal, administrative or investigative, arising by reason of your status as a director, officer, employee and/or agent of Leucadia during your employment.  In addition, to the extent permitted by law, Leucadia will advance or reimburse any expenses, including reasonable attorney’s fees, you incur in investigating and defending any actual or threatened action, suit or proceeding for which you may be entitled to indemnification under this Section IV.E.
        F.            You acknowledge and agree that you have read and understand this Agreement, you voluntarily agree to the terms and conditions in this Agreement, and you have been provided with the opportunity to consult with independent legal counsel of your choice prior to executing this Agreement.

If the above terms are acceptable to you, we request that you accept this Agreement by signing and dating it and returning your executed version to Mike Sharp.

Sincerely,

/s/ Richard B. Handler

Richard B. Handler
Chief Executive Officer

AGREED TO AND ACCEPTED BY:

/s/ Teresa S. Gendron                                                                                                                July 2, 2014
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Teresa S. Gendron                                                                                                                              DATE